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                                                                   EXHIBIT 2.3

                     IRREVOCABLE ACKNOWLEDGMENT AND WAIVER

     THIS IRREVOCABLE ACKNOWLEDGMENT AND WAIVER (this "Waiver"), dated as of December 15, 2000, is entered into by and among Mattson Technology, Inc., a Delaware corporation ("Mattson") and CFM Technologies, Inc., a Pennsylvania corporation ("CFM").

                                   RECITALS
                                   --------

     A. Mattson, CFM and M2C Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Mattson, entered into an Agreement and Plan of Merger dated as of June 27, 2000 (the "Merger Agreement").

     B. Pursuant to Section 1.10(b) of the Merger Agreement, if certain enumerated conditions are satisfied prior to the Closing, then Mattson and CFM shall each execute and deliver to the other an irrevocable acknowledgment and waiver, in form and substance reasonably satisfactory to the parties, acknowledging or waiving satisfaction of certain conditions to such party's obligations to consummate the Merger, and waiving certain termination rights of such party otherwise provided in Section 8.1 of the Merger Agreement. This Waiver is delivered in satisfaction of Section 1.10(b) of the Merger Agreement.

     C. Concurrently with delivery of this Waiver, the parties are delivering or causing delivery of various closing certificates, legal opinions and other documents intended to satisfy the conditions set forth in Sections 7.2 and 7.3 of the Merger Agreement.

     D. The STEAG Early Condition Satisfaction Date Actions are being taken simultaneously with delivery of this Waiver and the taking of the other actions contemplated by Section 1.10 of the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the undersigned agree as follows:

     1. Mattson and CFM hereby jointly and irrevocably acknowledge the satisfaction of, and waive any further need to satisfy, the closing conditions set forth in Sections 7.1(a), (c), and (d) of the Merger Agreement.

     2. Mattson hereby irrevocably (i) acknowledges the satisfaction of, and waives any further need to satisfy, the closing conditions set forth in Section 7.1(e) and Section 7.2 of the Merger Agreement, except to the extent of the remaining conditions to the obligations of Mattson set forth in paragraph 4 of this Waiver, and (ii) waives all of Mattson's termination rights set forth in
Section 8.1 of the Merger Agreement, with the exception of subsections (a), (b) and (c) of Section 8.1.

     3. CFM hereby irrevocably (i) acknowledges the satisfaction of, and waives any further need to satisfy, the closing conditions set forth in Section 7.3 of the Merger Agreement, except to the extent of the remaining conditions to the obligations of CFM set forth in paragraph 5 of this Waiver, and (ii) waives all of CFM's termination rights set forth in

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Section 8.1 of the Merger Agreement, with the exception of subsections (a), (b)
and (c) of Section 8.1.

     4. The obligation of Mattson to consummate the Merger and the transactions contemplated under the Merger Agreement shall remain subject to the condition that Mattson receives the following at the Closing, except as may be waived by Mattson in writing:

         (a) The written resignations of the officers and directors of all Company Subsidiaries required by Section 7.2(h) of the Merger Agreement.

         (b) The executed Articles of Merger and Certificate of Merger required by Section 7.2(i) of the Merger Agreement and written evidence reasonably satisfactory to Mattson that (i) the Articles of Merger have been filed with the Pennsylvania Department of State in accordance with Pennsylvania law, and (ii) the Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with Delaware law.

     5. The obligation of CFM to consummate the Merger and the transactions contemplated under the Merger Agreement shall remain subject to the condition that CFM receives the following at the Closing, except as may be waived by CFM in writing:

         (a) The executed Articles of Merger and Certificate of Merger required by Section 7.3(h) of the Merger Agreement and written evidence reasonably satisfactory to CFM that (i) the Articles of Merger have been filed with the Pennsylvania Department of State in accordance with Pennsylvania law, and (ii) the Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with Delaware law.

         (b) Written evidence reasonably satisfactory to CFM that Mattson has taken the actions required under Section 6.21 of the Merger Agreement, and that Mattson has caused the amendments to its Certificate of Incorporation approved by its stockholders at the special meeting of stockholders held on November 8, 2000 to become effective under Delaware law.

         (c) Written evidence reasonably satisfactory to CFM that Mattson has taken all action necessary to grant the options contemplated by Section 1.8(e) of the Merger Agreement other than delivery of the Additional Parent Options and Second Additional Parent Options (which shall be done as soon as reasonably practicable following the Closing), and other than the granting of any Additional Parent options and Second Additional Parent Options to individuals located in Japan, Korea and the U.K., subject to the last sentence of Section 1.8(e) of the Merger Agreement.

         (d) Written evidence reasonably satisfactory to CFM that the Parent Common Stock issuable pursuant to the Merger and upon exercise of the Company Stock Options assumed by Mattson pursuant to Section 1.8 of the Merger Agreement have been approved for listing by NASDAQ upon official notice of issuance.

     6. Notwithstanding the other provisions of this Waiver, each party remains obligated to perform and comply with all of its covenants and obligations in the Merger Agreement. Other

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than with respect to waivers of conditions to their respective obligations to consummate the Merger and the waivers of the specified termination rights, neither party waives any of its rights with respect to any breach by the other party of any representation, warranty, covenant or obligation under the Merger Agreement, or any of the remedies it would be entitled to seek for such breach from and after the Closing.

     7. Section 1.8(e) of the Merger Agreement is hereby amended by adding after the last sentence thereof the following sentence: ''Notwithstanding the foregoing, the Parent Corporation shall not be required to grant any Additional Parent Options or Second Additional Parent Options to individuals located in Japan, Korea or the United Kingdom to the extent such grants would violate applicable laws in such countries; provided, that Parent Corporation shall use its reasonable efforts to grant such options in compliance with applicable local law as soon as practicable following the Closing; and provided, further, that upon such grants being made, the respective vesting period for such grantee shall begin as of the Closing Date, notwithstanding the date of option grant.''

     8. Section 1.10 of the Merger Agreement is hereby amended by deleting from the first sentence of the introductory paragraph thereof the words: "prior to December 1, 2000."

     9. Terms used in this Waiver and not otherwise defined herein have the meanings set forth in the Merger Agreement.


                 [Remainder of Page Intentionally Left Blank]

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     This Waiver may be executed in counterparts, each of which may be treated as an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned parties hereto have executed this Irrevocable Acknowledgment and Waiver Agreement as of the day and year first above written.

MATTSON TECHNOLOGY, INC.                    CFM TECHNOLOGIES, INC.
By:/s/ Brad Mattson                          By:/s/ Lorin J. Randall
   ---------------------------                 -----------------------------
   Brad Mattson                                Lorin J. Randall

Its: Chairman and Chief Executive Officer   Its:  Vice President and Chief Financial Officer